SPECIAL DAC TAX AMENDMENT
                         TO THE REINSURANCE AGREEMENT(S)

This Amendment, effective January 1, 1993, between CENTURY LIFE OF AMERICA (referred to as the Ceding Company; Reinsured), and LIFE REASSURANCE CORPORATION OF AMERICA (referred to as Life Re; Reinsurer), hereby amends and becomes a part of the Reinsurance Agreement(s).

1. The attached DAC Tax Article, entitled Section 1.848-2(g) (8) Election, is hereby added to the Agreement.

2. This Amendment does not alter, amend or modify the Reinsurance Agreement other than as stated in this Amendment. It is subject to all of the terms and conditions of the Reinsurance Agreement together with all Amendments and supplements.

Executed in duplicate by                         Executed in duplicate by

CENTURY LIFE OF AMERICA                          LIFE REASSURANCE CORPORATION
                                                 OF AMERICA

on  August 16, 1993                       on  August 11, 1993
    --------------------------                ---------------------------
        Date                                      Date

By: /s/ Robert M. Buckingham              By: /s/ Claudia Carrataro
    --------------------------                ---------------------------

Title: Vice President                     Title: Vice President
       -----------------------                   ------------------------

Witness: /s/ Becky Winkey                 Witness: /s/ SLK
         ---------------------                     ----------------------
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                                 DAC TAX ARTICLE

                         Section 1.848-2(g)(8) Election
                         ------------------------------

Life Re and the Reinsured hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation under Section 848 of the Internal Revenue Code of 1986, as amended.

1. The term "party" will refer to either Life Re or the Reinsured as appropriate.

2. The term used in this Article are defined by reference to Regulation 1.848-2. The term "net consideration" will refer to either net consideration as defined in Regulation Section 1.848-2(f) or gross amount of premiums and other consideration as defined in Regulation Section 1.848-3(b) as appropriate.

3. Each party shall attach a schedule to its federal income tax return which identifies the relevant Reinsurance Agreements for which the joint election under the Regulation has been made.

4. The party with net positive consideration, as defined in the Regulation promulgated under Code Section 848, for such Agreement for each taxable year, shall capitalize specified policy acquisition expenses with respect to such Agreement without regard to the general deductions limitation of
    Section 848(c)(1).

5. Each party agrees to exchange information pertaining to the amount of net consideration under such Agreement each year to ensure consistency.

6. If such Agreement was entered into prior to November 15, 1991, this election shall be effective for 1992 and for all subsequent years that such Agreement remains in effect. If such Agreement was entered into after November 14, 1991, this election shall be effective for the year that the Agreement was entered into and for all subsequent years that such Agreement remains in effect.